CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is between Ignite Restaurant Group, Inc., a Delaware Corporation (the "Company"), and Robert S. Merritt ("Consultant"), an individual currently residing in Houston, Texas.

WHEREAS, Consultant was previously employed as the Chief Executive Officer of the Company. In connection with Consultant's termination of employment effective as of the close of business on April 3, 2017, the Company and Consultant entered into a Separation Agreement and General Release (the "Separation Agreement"), which specifies the terms and conditions of Consultant's termination of employment; and

WHEREAS, in connection with the Company's employment of a new Chief Executive Officer, the Company desires that Consultant provide consulting services to the Company to ensure a smooth transition.

THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

1. Services. The Company hereby engages Consultant to provide the services described on Exhibit A, which is attached hereto and incorporated by reference (the "Services"), provided that the maximum number of hours of service to be performed by Consultant shall in no event exceed 20% of the average number of hours that Consultant performed prior to his separation from service from the Company. Exhibit A may be amended from time to time by mutual written agreement. Consultant shall comply with all applicable laws and Company policies and use Consultant's best efforts in the performance of the Services. Consultant represents and warrants that Consultant's engagement by the Company and Consultant's performance of the Services will not violate any contractual or legal duty to any third party.

2. Term. The term of this Agreement (the "Term") shall commence the Separation Date (as defined in the Separation Agreement)(the "Effective Date") and shall continue for a period of seven months, unless earlier terminated in accordance with Section 7 of this Agreement or extended by mutual written agreement.

3. Fees. During the Term, the Company shall pay Consultant fees at the rate of $50,000 initial payment and then $25,000 a month for six months for an aggregate of $200,000 (the "Fees"). Payment shall be made no later than the tenth day of each calendar month.

4. Independent Contractor. In performing the Services, Consultant shall act as an independent contractor at all times. Subject only to the general needs and requirements of the Company, Consultant shall determine the means and manner by which Consultant performs the Services. Except to the extent approved in writing by the Chief Executive Officer of the Company, Consultant shall not have the authority, nor act, represent or hold himself out as having authority, to act as an agent or partner of the Company, or in any way bind or commit the Company to any obligation, contract, agreement, or other legal commitment, or to pledge or extend credit in the name of the Company.

5. Taxes and Benefits. Consultant understands and agrees that, as an independent contractor, Consultant is not eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other foreign, federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining workers' compensation insurance on Consultant's behalf. Consultant shall be fully and solely responsible for, and shall indemnify and hold harmless the Company against, all such taxes or contributions, including penalties and interest. Consultant understands that Consultant will not be covered by the Company's workers' compensation policy, and agrees that the Company shall have no responsibility to Consultant in the event Consultant experiences any injury or illness in connection with performing the Services.

6. Termination. The Company may, at any time and for any reason, terminate this Agreement upon thirty (30) days' written notice; provided, however, that the Company may terminate this Agreement immediately in the event Consultant breaches this Agreement. Consultant shall cease performance hereunder upon receipt of the notice of termination or at such time as specified in the notice. Consultant may, at any time and for any reason, terminate this Agreement upon thirty (30) days' written notice. In the event of termination for any reason, the Company shall pay Consultant on a proportional basis any Fees then due and payable for any Services completed through the date of such termination, and no further amounts shall be due to Consultant from the Company. In addition to the foregoing, this Agreement shall automatically terminate without the need for notice if the Separation Agreement ceases to be in full force and effect or any release granted thereunder is revoked by Consultant for any reason.

7. Covenants. Each of the covenants and obligations set forth in the Separation Agreement are hereby incorporated herein by reference and made part of this Agreement.

8. Indemnification. Consultant shall defend, indemnify and hold harmless the Company, its affiliates and related entities, and their respective officers, directors, partners, members, managers, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable attorneys' fees and expenses) arising out of or resulting from (a) bodily injury, death to any person or damage to real or tangible personal property resulting from Consultant's acts or omissions and (b) Consultant's breach of any representation, warranty or obligation under this Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.

9. Enforcement. Consultant acknowledges and agrees that a breach of any of the covenants set forth in this Agreement would cause irreparable harm to the Company, and that the remedies at law for any such breach would be inadequate. Accordingly, Consultant agrees that in addition to any other rights and remedies available at law or in equity, the Company will be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce such covenants. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys' fees and other reasonable costs from the non-prevailing party.

10. Notices. All notices and other communications among the parties shall be in

writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by a nationally recognized overnight delivery service, or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

To the Company:	Ignite Restaurant Group, Inc. Attn: Steve Metzger 9900 Westpark Drive, Suite 300, Houston, Texas
To Consultant:	Robert S. Merritt 51 Battle Swamp Road Roxbury, CT. 06783

or to such other address or addresses as the parties may from time to time designate in writing in a notice delivered in accordance with this Section 10.

11. Miscellaneous.

(a) Assignment. Consultant may not assign or subcontract this Agreement without the prior written consent of the Company. Any assignment or subcontract by Consultant in violation of this provision shall be null and void. The Company may assign this Agreement to one or more of its affiliates or to any successor to the business and/or assets of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each of the Company's affiliates, successors and assigns shall have full rights to enforce the restrictive covenants set forth in this Agreement.

(b) Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable for any reason, the validity of the remaining provisions of this Agreement shall not be affected thereby and the unenforceable provision shall be deemed not to be a part of this Agreement.

(c) Entire Agreement; Waiver; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to Consultant's performance of consulting services, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except the Separation Agreement. No provision of this Agreement may be modified or waived except in writing signed by Consultant and a duly authorized representative of the Company. If it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is unenforceable, it is the intent of the parties that such restriction be modified by the court to render it enforceable to the maximum extent permitted by law.

(d) Survival. Consultant's obligations under Sections 5, 7 and 8 of this Agreement, including all subparts, shall survive any termination or expiration of this Agreement.

(e) Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Texas.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective as of the Effective Date.

CONSULTANT	**IGNITE RESTAURANT GROUP, INC.**
______________________________	By: ______________________________
Robert S. Merritt	Name:
	Title:
3/30/17	3/30/17
Date	Date

EXHIBIT A

Description of the Services

Advisory work for store portfolio structure and lease issues as requested

Advisory work for sale process, including participation in management meetings with prospective bidders